Exhibit 99.1
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                       Press Release dated April 23, 2004

            IRIS InTERNATIONAL CLOSES $12.5 million PRIVATE PLACEMENT

CHATSWORTH, CA., April 23, 2004 - IRIS International, Inc. (NASDAQ: IRIS), a manufacturer and marketer of automated IVD urinalysis systems and medical devices used in hospitals and reference clinical laboratories worldwide, has completed its previously announced private placement with new and existing institutional investors. A total of 2,130,000 unregistered shares of the Company's common stock were sold, together with warrants to purchase an additional 319,500 shares of its common stock, for an aggregate purchase price of approximately $12.5 million. The warrants have an exercise price of $7.80 per share and a five-year term. After deducting estimated closing costs and fees, the Company received net proceeds of approximately $11.6 million. Oppenheimer & Co. Inc. acted as placement agent for the transaction. The Company will proceed to file a registration statement to register the common shares and the common shares underlying the warrants.

Cesar Garcia, IRIS' President and Chief Executive Officer, stated, "We are pleased to have closed on this financing which provides the capital to help support current and future growth. In addition to general working capital purposes, net proceeds will be used to fund growth internally as well as through potential selective acquisitions. In addition, the financing further strengthens IRIS' balance sheet by eliminating all outstanding debt."

THE COMPANY

IRIS International, Inc. (www.proiris.com) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's newest generation iQ(R)200 fully Automated Urine Microscopy Analyzer utilizing image flow cytometry, patented Automated Intelligent Microscopy (AIM) technology and neural network-based particle recognition capabilities achieves a significant reduction in the cost and time-consuming steps for manual microscopic analysis. The Company's StatSpin(R) subsidiary, based in Norwood, Mass., manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC (ADIR), based near Houston, Texas, is the Company's imaging research and development subsidiary.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks,"
"anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: the acceptance by customers of our new iQ(R)200 product platform, our substantial expansion of international sales and our reliance on key suppliers, the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.